Exhibit 3.1
CODE OF BY-LAWS
OF
VECTREN CORPORATION
AS MOST RECENTLY AMENDED
AS OF
MAY 11, 2011
(effective immediately following the 2011 annual shareholder meeting)

ARTICLE 1
Identification

Section 1.1.                      Name.  The name of the corporation is Vectren Corporation (the "Corporation").

Section 1.2.                      Fiscal Year.  The fiscal year of the Corporation shall begin at the beginning of the first day of January in each year and end at the close of the last day of December next succeeding.

ARTICLE 2
Shares

Section 2.1.                      Certificates for Shares.  Pursuant to Ind. Code § 23-1-26-7, the board of directors (the "Board") is authorized to issue shares without certificates.  If the Board issues share certificates, such certificates shall be in such form as the Board may prescribe from time to time signed (either manually or in facsimile) by the Chief Executive Officer of the Corporation and either the Secretary or an Assistant Secretary of the Corporation.

Section 2.2.                      Transfer of Shares.  The shares of the Corporation shall be transferable on the books of the Corporation.  If certificates are issued, the transfer of the shares shall occur upon surrender of the certificate or certificates representing the same, properly endorsed by the registered holder or by his duly authorized attorney, such endorsement or endorsements to be witnessed by one witness.  The requirement for such witnessing may be waived in writing upon the form of endorsement by the Chair, President and Chief Executive Officer of the Corporation.

Section 2.3.                      Record Ownership of Shares or Rights.  The Corporation, to the extent permitted by law, shall be entitled to treat the person in whose name any share or right of the Corporation (a "Right") is registered on the books of the Corporation as the owner thereof, for all purposes, and shall not be bound to recognize any equitable or other claim to, or interest in, such share or Right on the part of any other person, whether or not the Corporation shall have notice thereof.
ARTICLE 3
Meetings of Shareholders

Section 3.1.                      Place of Meetings.  All meetings of shareholders of the Corporation shall be held at such place, within or without the State of Indiana, as may be specified in the respective notices or waivers of notice thereof.

Section 3.2.                      Annual Meeting. An annual meeting of the shareholders shall be held at such hour and on such date as the Board may select in each year for the purpose of electing directors for the terms hereinafter provided and for the transaction of such other business as may properly come before the meeting.  The Board may postpone an annual meeting for which notice has been given in accordance with Section 3.4 of this Article 3.  Failure to hold the annual meeting shall not work any forfeiture or a dissolution of the Corporation or affect the validity of any corporate action.

Section 3.3.                      Special Meetings. Special meetings of the shareholders may be called by  the Chair, President and Chief Executive Officer or the Board.  Only business within the purpose or purposes described in the meeting notice may be conducted at a special shareholders meeting.  The Board may postpone a special meeting for which notice has been given in accordance with Section 3.4 of this Article 3.

Section 3.4.                      Notice and Waiver.  A written or printed notice, stating the place, day and hour of the annual meeting, and additionally, in case of a special meeting the purpose or purposes for which the meeting is called, shall be delivered or mailed by the Secretary or by the officers or persons calling the meeting, to each shareholder of the Corporation at the time entitled to vote, at such address as appears upon the records of the Corporation, no fewer than ten nor more than sixty days before the date of the meeting.  Notice of any such meeting may be waived in writing by any shareholder, before or after the date and time stated in the notice, if the waiver is delivered to the Corporation for inclusion in the minutes for filing with the corporate records.  Attendance at a meeting, in person or by proxy, waives objection to lack of notice or defective notice of the meeting unless the shareholder at the beginning of the meeting objects to holding the meeting or transacting the business at the meeting.  Further, a shareholder's attendance at a meeting waives objection to consideration of a particular matter at the meeting that is not within the purpose or purposes described in the meeting notice unless the shareholder objects to considering the matter when it is presented.

Section 3.5.                      Notice of Shareholder Business.  At any meeting of the shareholders, only such business may be conducted as shall have been properly brought before the meeting, and as shall have been determined to be lawful and appropriate for consideration by shareholders at the meeting.  To be properly brought before an annual meeting, business must be (a) specified in the notice of meeting given in accordance with Section 3.4 of this Article 3, (b) otherwise properly brought before the meeting by or at the direction of the Board or the Chair, President and Chief Executive Officer, or (c) otherwise properly brought before the meeting by a shareholder.  For business to be properly brought before an annual meeting by a shareholder pursuant to clause (c) above, the shareholder must have given timely notice thereof in writing to the secretary of the Corporation. To be timely, a shareholder's notice must be delivered to or mailed and received at the principal office of the Corporation, not less than ninety days nor more than one hundred twenty days prior to the first anniversary date of the annual meeting for the preceding year; provided, however, if and only if the annual meeting is not scheduled to be held within a period that commences thirty days before such anniversary date and ends thirty days after such anniversary date (an annual meeting date outside such period being referred to herein as an “Other Annual Meeting Date”), such shareholder notice shall be given in the manner provided herein by the close of business on the later of (i) the date ninety days prior to such Other Annual Meeting Date or (ii) the tenth day following the date such Other Annual Meeting Date is first publicly announced or disclosed.  A shareholder's notice to the secretary shall set forth as to each matter the shareholder proposes to bring before the meeting (a) a brief description of the business desired to be brought before the meeting, including the text of any proposal to be presented, (b) the name and address, as they appear on the Corporation's stock records, of the shareholder proposing such business, (c) the class and number of shares of the Corporation which are beneficially owned by the shareholder, and (d) any interest of the shareholder in such business.  Only such business shall be brought before a special meeting of shareholders as shall have been specified in the notice of meeting given in accordance with Section 3.4 of this Article 3 (other than matters properly brought under Rule 14a-8 or Rule 14a-11 under the Securities Exchange Act of 1934, as amended).  In no event shall the adjournment of an annual meeting or special meeting, or any announcement thereof, commence a new period for the giving of a shareholder’s notice as provided in this Section 3.5.  Notwithstanding anything in these By-Laws to the contrary, no business shall be conducted at a meeting except in accordance with the procedures set forth in this Section 3.5.  The person presiding at the meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with the By-Laws, or that business was not lawful or appropriate for consideration by shareholders at the meeting, and if he should so determine, he shall so declare to the meeting and any such business shall not be transacted.

Section 3.6.                      Notice of Shareholder Nominees.

(a)           Director Nominations.  Nominations of persons for election to the Board of the Corporation may be made at any annual meeting of shareholders by or at the direction of the Board or by any shareholder of the Corporation entitled to vote for the election of directors at the meeting. Such shareholder nominations shall be made pursuant to timely notice given in writing to the secretary of the Corporation in accordance with Section 3.5 of this Article 3.  Such shareholder's notice shall set forth, in addition to the information required by Section 3.5 as to each person whom the shareholder proposes to nominate for election or re-election as a director, (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person, (iii) the class and number of shares of the Corporation which are beneficially owned by such person, (iv) any other information relating to such person that is required to be disclosed in solicitation of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including without limitation such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected), and (v) the qualifications of the nominee to serve as a director of the Corporation.  In the event the Board or the Chair, President and Chief Executive Officer calls a special meeting of shareholders for the purpose of electing one or more directors to the Board, any shareholder may nominate a person or persons (as the case may be) for election to such position(s) as specified in the notice of meeting, if the shareholder’s notice of such nomination contains the information specified in this Section 3.6 and shall be delivered to the secretary of the Corporation not later than the close of business on the tenth day following the day on which the date of the special meeting and either the names of the nominees proposed by the Board to be elected at such meeting or the number of directors to be elected are publicly announced or disclosed.  In no event shall the adjournment of an annual meeting or special meeting, or any announcement thereof, commence a new period for the giving of a shareholder’s notice as provided in this Section 3.6.  No shareholder nomination shall be effective unless made in accordance with the procedures set forth in this Section 3.6.  The person presiding at the meeting shall, if the facts warrant, determine and declare to the meeting that a shareholder nomination was not made in accordance with the By-Laws, and if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded.

(b)           Director Qualifications.  The following represents the non-exclusive list of criteria that must be considered by the Governance Committee (as established in Section 4.9 hereof) in assessing whether any proposed candidate/nominee should be considered for membership on the Board. Generally, the criteria will be employed by the Governance Committee when recruiting individuals for membership, as well as responding to properly submitted nominees provided to the Governance Committee or the Board in accordance with the procedures and requirements applicable to that process. The criteria are as follows:

1.	The satisfaction of the requirements for “independence” as that concept is established from time to time by the Board;

2.	The satisfaction of other potentially applicable “independence” and eligibility requirements, such as those required of members of the Audit committee and the Compensation and Benefits committee;

3.
The person’s professional experiences, including achievements, and whether those experiences and achievements would be useful to the Board, given its existing composition, in discharging its responsibilities;

4.
The person’s subject matter expertise, i.e., finance, accounting, legal, management, technology, strategic visioning, marketing, and the desirability of that particular expertise given the existing composition of the Board;

5.	The viewpoint, background and demographics of the person and whether the person would positively contribute to the overall diversity of the Board;

6.	The person’s professional ethics, integrity and values;

7.	The person’s intelligence and ability to make independent analytical inquiries;

8.	The person’s stated willingness and ability to devote adequate time to Board activities, including attending meetings and development sessions and adequately preparing for those activities;

9.
The person’s service on more than three (3) public company boards, excluding the Board, unless the Governance Committee concludes, based upon a review of all of the facts and circumstances, that such service on more than three other public company boards would not impair the ability of the proposed candidate/nominee to discharge their responsibilities as a member of the Board, and, provided further, the proposed candidate/nominee does not serve on more than five (5) other public company boards;

10.	The person’s principal business responsibilities;

11.	Whether the person would be able to serve on the Board for an extended period of time;

12.
Whether the person has, or potentially could have, a conflict of interest which would affect the person’s ability to serve on the Board or to participate in decisions that are material to the Corporation; and

13.	Whether and to what extent the person has an ownership interest in the Corporation.

The foregoing criteria represent a non-exclusive list of factors to be considered when evaluating potential candidates and responding to properly submitted nominees.  In each case, the then existing composition of the Board, its current and prospective needs, the operating requirements of the Corporation, and the long-term interests of the Corporation’s shareholders will be included in the mix of factors to be reviewed and assessed when performing this evaluation.

The review and application of these criteria will initially be conducted by the Governance Committee, and, following that action, the matter will then be presented to the Board for action, if appropriate and advisable.  If any Board member, not a member of the Governance Committee, requests an independent review of any candidate against these criteria, the full Board shall conduct such a review.

Section 3.7.                      Voting at Meetings.

(a)           Voting Rights.  Except as otherwise provided by law or by the provisions of the Articles of Incorporation, every holder of the Common Stock of the Corporation shall have the right at all meetings of the shareholders of the Corporation to one vote for each share of stock standing in his name on the books of the Corporation.

(b)           Proxies.  A shareholder may vote, either in person or by proxy executed as provided by the Indiana Business Corporation Law (the "Act") by the shareholder or a duly authorized attorney-in-fact.  No proxy shall be valid after eleven (11) months, unless a shorter or longer time is expressly provided in the appointment form.

(c)           Quorum.  Unless otherwise provided by the Articles of Incorporation or these By-Laws, at any meeting of shareholders the majority of the outstanding shares entitled to vote at such meeting, represented in person or by proxy, shall constitute a quorum.  If less than a majority of such shares are represented at a meeting, the person presiding at the meeting may adjourn the meeting from time to time. At any meeting at which a quorum is present, the person presiding at the meeting may adjourn the meeting from time to time.  The shareholders present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough shareholders to leave less than a quorum.

Section 3.8.                      Action By Shareholders Without Meeting.  Any action required or permitted to be taken at any meeting of the shareholders may be taken without a meeting if the action is taken by all shareholders entitled to vote on the action and is evidenced by one or more written consents describing the action taken, signed by all shareholders entitled to vote on the action and delivered to the Corporation for inclusion in the minutes for filing with the Corporation's records.

Section 3.9.                      Participation in Meetings by Means of Conference or Other Similar Communications Equipment.  Any shareholder may participate in an annual or special meeting of the shareholders by, or through the use of, any means of communication by which all shareholders participating may simultaneously hear each other during the meeting.  A shareholder participating in such a meeting by this means is deemed to be present in person at the meeting.

ARTICLE 4
Board of Directors

Section 4.1.                      Number and Election.  The Board shall consist of a minimum of one (1) and  a maximum of sixteen (16) members.  The actual number of directors shall be fixed from time to time by amendment to the By-Laws adopted by a majority vote of the directors then in office.

Effective May 11, 2011, the Board shall consist of twelve (12) members in a single class.  Each director shall hold office until his successor is elected and qualified.  Directors need not be shareholders.

The Board may elect or appoint, from among its members, a Chair of the Board (the "Chair"), who need not be an officer or employee of the Corporation.  The Chair shall preside at all shareholder meetings and Board meetings and shall have such other powers and perform such other duties as are incident to such position and as may be assigned by the Board.

A decrease in the number of directors shall not shorten an incumbent director's term.

Section 4.1.1.  Election Not to be Governed by Ind. Code Section 23-1-33-6(c).  The Corporation shall not be governed by any of the provisions set forth in Section 23-1-33-6(c) of the IBCL, as amended.

Section 4.2.                      Annual Meeting.  The Board shall meet each year immediately after the annual meeting of the shareholders at the place established by resolution of the Board, for the purpose of organization, election of officers, and consideration of any other business that may be brought before the meeting.  If the Board does not establish a place for such meeting by resolution, the meeting will be held at the place where the shareholders’ meeting was held.  No notice shall be necessary for the holding of this annual meeting.  If such meeting is not held as above provided, the election of officers may be had at any subsequent meeting of the Board specifically called in the manner provided in Section 4.3 of this Article.

Section 4.3.                      Other Meetings.  Regular meetings of the Board may be held as provided for in a Board resolution, without notice of the date, time, place or purpose of the meeting.  Special meetings of the Board may be held upon the call of the Chair, President and Chief Executive Officer, or of any member of the Board, at any place within or without the State of Indiana, upon forty-eight hours' notice, specifying the time, place and general purposes of the meeting, given to each director, either personally, by mailing, or by facsimile.  Such notice may be waived in writing by any director, before or after the date stated in the notice, if the waiver is signed by the director and filed with the Corporation's minutes or records.  In addition, a director's attendance at or participation in a meeting waives any required notice of the meeting unless the director at the beginning of the meeting (or promptly upon his arrival) objects to holding the meeting or transacting business at the meeting and does not thereafter vote for or assent to action taken at the meeting.

Section 4.4.                      Quorum.  At any meeting of the Board, the presence of a majority of the members of the Board shall constitute a quorum for the transaction of any business except the filling of vacancies in the Board.  In the filling of vacancies, if the directors remaining in office constitute fewer than a quorum of the Board, they may fill a vacancy by the affirmative vote of a majority of all directors remaining in office.

Section 4.5.                      Action By Directors Without Meeting.  Any action required or permitted to be taken at any meeting of the Board, or any committee thereof, may be taken without a meeting if the action is taken by all members of the Board and is evidenced by one or more written consents describing the action taken, signed by each director, and is included in the minutes or filed with the corporate records reflecting the action taken.

Section 4.6.                      Compensation of Directors.  The Board is empowered and authorized to fix and determine the compensation of directors for attendance at meetings of the Board, and additional compensation for any additional services that the directors may perform for the Corporation.

Section 4.7.                      Participation in Meetings by Means of Conference or Other Similar Communications Equipment.  A member of the Board or of a committee designated by the Board may participate in a regular or special meeting by, or conduct the meeting through the use of, any means of communication by which all directors participating may simultaneously hear each other during the meeting.  A director participating in such a meeting by this means is deemed to be present in person at the meeting.

Section 4.8.                      Finance Committee.  The Board shall, by resolution adopted by a majority of the full Board, designate a chair and the membership of the Finance Committee of the Board ("Finance Committee"), which shall consist of not less than three members, including the chair.  A majority of the members of the Finance Committee shall meet the independence requirements established by the Board.

The Finance Committee shall meet at such times as may be requested by the Chair, President and Chief Executive Officer, the chair of the Finance Committee or otherwise pursuant to authority delegated by the Board.  The purpose for the Finance Committee is to act on behalf of the Board, within parameters established by the full Board and applicable law, with respect to financing activities of the Corporation, including, as necessary or advisable, financing activities of one or more of the Corporation’s subsidiaries or affiliates.  Reasonable notice of all meetings shall be given by the secretary.  A majority shall constitute a quorum of the Finance Committee.  A majority of the Finance Committee in attendance shall decide any question brought before any meeting of the Finance Committee.

The Finance Committee shall adopt a Charter consistent with these By-Laws and shall review and reassess the adequacy of its Charter annually and recommend any proposed changes to the full Board for approval.

Section 4.9.                      Nominating and Corporate Governance Committee.  The Board shall, by resolution adopted by a majority of the full Board, designate a chair and the membership of the Nominating and Corporate Governance Committee of the Board ("Governance Committee"), which shall consist of not less than three members, including the chair.

A director who is an employee (including non-employee executive officers) of the Corporation or any of its affiliates may not serve on the Governance Committee until three years following the termination of his or her employment or executive officer status, and, in the event the employment relationship or executive officer status is with a predecessor of the Corporation, the director cannot serve on the Governance Committee until three years following the termination of that employment relationship or executive officer status with the predecessor;

The Governance Committee shall have responsibility for the following matters:

(a)
searching for qualified nominees for election to the Board, and evaluating and making recommendations to the Board as to the qualifications of nominees to be submitted to the shareholders for election to the Board or considered to fill vacancies occurring from time to time on the Board;

(b)
receiving communications submitted to the Corporation from shareholders relating to nominees for director, and evaluating and making recommendations to the Board as to the qualifications of such nominees;

(c)	making recommendations concerning the composition, organization and functions of the Board;

(d)	making recommendations concerning the compensation for non-employee members of the Board;

(e)	monitoring and considering the Corporation's corporate governance practices;

(f)	reviewing periodically the performance of the full Board;

(g)	reviewing periodically the Corporation's Shareholder Rights Agreement;

(h)	reviewing periodically the Corporation's By-Laws and Articles of Incorporation;

(i)	performing succession planning with respect to the Chair, President and Chief Executive Officer; and

(j)	providing guidance with respect to the development of members of the Board.

Meetings of the Governance Committee shall be held at such times as may be requested by the Chair, President and Chief Executive Officer or by the chair of the Governance Committee.  Reasonable notice of all meetings shall be given by the secretary.  A majority shall constitute a quorum of the Governance Committee.  A majority of the Governance Committee in attendance shall decide any question brought before any meeting of the Governance Committee.

Section 4.10.                                Corporate Affairs Committee.  The Board shall, by resolution adopted by a majority of the full Board, designate a chair and the membership of the Corporate Affairs Committee of the Board ("Corporate Affairs Committee"), which shall consist of not less than three members, including the chair.  Any director of the Corporation may serve on the Corporate Affairs Committee.  The Corporate Affairs Committee shall oversee the Corporation's policies, practices and procedures, as a responsible corporate citizen, including, but not limited to, the following areas:

(a)	business practices, including compliance with applicable laws and regulations;

(b)	public communications with key stakeholders, other than the financial community;

(c)	community relations, including charitable contributions and community affairs;

(d)	customer relations, including customer satisfaction and quality of customer service;

(e)	employment practices and procedures, including employer of choice, workforce diversity and compliance with employment related laws, regulations and policies; and

(f)	environmental compliance and stewardship, including adherence to environmental related laws and regulations.

Meetings of the Corporate Affairs Committee shall be held at such times as may be requested by the Chair, President and Chief Executive Officer or by the chair of the Corporate Affairs Committee.  Reasonable notice of all meetings shall be given by the secretary.  A majority shall constitute a quorum of the Corporate Affairs Committee.  A majority of the Corporate Affairs Committee in attendance shall decide any question brought before any meeting of the Corporate Affairs Committee.

Section 4.11.                                Compensation and Benefits Committee.  The Board shall, by resolution adopted by a majority of the full Board, designate a chair and the membership of the Compensation and Benefits Committee of the Board ("Compensation Committee").  The Compensation Committee shall consist of not less than three members, including the chair, all of whom are to be "non-employee directors" within the meaning of Rule 16b-3(b)(3) under the Securities Exchange Act of 1934, as the same may be in effect from time to time.

The Compensation Committee shall have responsibility for the following matters:

(a)	reviewing annually the overall compensation program for the corporate officers of the Corporation and certain of its subsidiaries, including the executive officers;

(b)	approving the compensation of the executive officers, including, but not limited to, regular or periodic compensation and additional or year-end compensation;

(c)
reviewing and approving all consulting or employment contracts of the Corporation or of any subsidiary with any corporate officer, including any executive officer, or with any director, provided, that any such contract with any director must also be approved by the full Board;

(d)	serving as the granting and administrative committee for the Corporation's At-Risk Compensation Plan and, to the extent provided in such plans, all other executive and director compensation plans;

(e)
overseeing the administration of employee benefits and benefit plans for the Corporation and its subsidiaries; reviewing new benefits or changes in existing benefits; appointing from among the management of the Corporation committees to administer such employee benefits and benefit plans; and

(f)	performing such other duties as may from time to time be assigned by the full Board with respect to executive compensation.

Meetings of the Compensation Committee shall be held at such times as may be requested by the Chair, President  and Chief Executive Officer or by the chair of the Compensation Committee.  Reasonable notice of all meetings shall be given by the secretary.  A majority shall constitute a quorum of the Compensation Committee.  A majority of the Compensation Committee in attendance shall decide any question brought before any meeting of the Compensation Committee.

Section 4.12.                                Audit and Risk Management Committee.  The Board shall, by resolution adopted by a majority of the full Board, designate a chair and the membership of the Audit and Risk Management Committee of the Board ("Audit Committee").  The Audit Committee shall consist of not less than three members, none of whom are current officers or employees of the Corporation or any subsidiary of the Corporation and each of whom is appointed by the Board.  The members of the Audit Committee shall meet the independence and expertise requirements of the New York Stock Exchange, as the same may be in effect from time to time.  The Audit Committee shall assist the Board in monitoring the integrity of the financial statements of the Corporation, and the independence and performance of the Corporation's internal auditors and independent accountants.

The Audit Committee shall have the authority to retain special legal, accounting or other consultants to advise the Committee.  The Audit Committee may request any officer or employee of the Corporation, or the Corporation's outside counsel or independent accountant, to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

The Audit Committee shall have the responsibilities and powers set forth in its Charter.  The Audit Committee shall review and reassess the adequacy of its Charter annually and recommend any proposed changes to the full Board for approval.

It is not the duty of the Audit Committee to plan or conduct audits or to determine that the Corporation's financial statements are complete and accurate and are in accordance with generally accepted accounting principles.  This is the responsibility of management, as audited by the independent accountant.

Meetings of the Audit Committee shall be held at such times as may be requested by the Chair, President and Chief Executive Officer or by the chair of the Audit Committee.  Reasonable notice of all meetings shall be given by the secretary.  A majority shall constitute a quorum of the Audit Committee.  A majority of the Audit Committee in attendance shall decide any question brought before any meeting of the Audit Committee.

Section 4.13.                                Other Committees of the Board.  The Board may, by resolution adopted by a majority of the full Board, also designate other regular or special committees of the Board, with such powers and duties as shall be provided by resolution of the full Board.

Section 4.14.                                Resignations.  A director may resign at any time by delivering notice to the Board or the Secretary of the Corporation.  A resignation is effective when the notice is delivered unless the notice specifies a later effective date.  If a resignation is made effective at a later date and the Corporation accepts the future effective date, the Board may fill the pending vacancy before the effective date if the Board provides that the successor does not take office until the effective date.

Section 4.15.                                Qualifications for Continued Service, Retirement.

(a)  No director who has attained the age of seventy-two (72) years is qualified to remain a director longer than the term of office during which they turned age seventy two (72).

(b)  The following qualifications are to be considered by the board of directors to determine whether an individual director may continue to be a director or may be re-nominated to be a director upon the expiration of his or her term:

(i)
If the director is to be counted as one of the Corporation’s “independent” directors, as that term is defined from time to time by the board of directors, and he or she no longer qualifies as an “independent” director;

(ii)
If the director serves on the boards of directors of more than three (3) or more public companies in addition to the Corporation and the Governance Committee has concluded that such service would impair the ability of the director to discharge their responsibilities as a member of the board, and, provided further, the director does not serve on more than five (5) other public company boards;

(iii)	If there is a change in the director’s principal business activity which affects the director’s continuing ability to contribute to the Corporation;

(iv)	If the director fails to comply with the duly adopted share ownership guidelines (following a transition period for new service or an increase in the ownership equivalents);

(v)	If the director consistently fails to attend functions of the board of directors, including board meetings, committee meetings and board development activities;

(vi)	If the director fails to abide by the Code of Conduct applicable to the directors;

(vii)	If the director fails to comply with the Corporate Governance Guidelines;

(viii)	If the director has received more than a 50% withhold vote in an election where his or her name is on the ballot; or

(ix)	If the director is no longer able to fulfill the duties of a director of the Corporation.

(c)           The Governance Committee shall first make the determination whether an individual director is qualified to remain on the board of directors or to be re-nominated to the board of directors if his or her term is expiring.  Thereafter, if a director is determined by the Governance Committee to not meet the qualifications, the matter shall be referred to the full board of directors with the affected director being excused from the meeting and consideration.

ARTICLE 5
Officers

Section 5.1.                      Number.  The officers of the Corporation shall consist of a Chair, President and Chief Executive Officer,  Chief Financial Officer, Secretary, and such other officers as may be chosen by the Board at such time and in such manner and for such terms as the Board may prescribe.  The Chair, President and Chief Executive Officer may appoint one or more officers as  he or she may deem necessary or advisable to carry on the operations of the Corporation.  The Board may appoint one or more assistant officers as it may deem necessary or advisable to carry on the operations of the Corporation.  Such appointed officer(s) or assistant officer(s) shall hold office until the next annual meeting of the Board unless removed by resolution of the Board prior to such meeting date.  Any two or more offices may be held by the same person.

Section 5.2.                      Election and Term of Office.  The officers shall be chosen annually by the Board.  Each officer shall hold office until his successor is chosen, or until his death, or until he shall have resigned or shall have been removed in the manner hereinafter provided.

Section 5.3.                      Removal.  Any officer may be removed, either with or without cause, at any time, by a majority vote of the Board.

Section 5.4.                      Resignations.  An officer may resign at any time by delivering notice to the Board or the Secretary of the Corporation.  A resignation is effective when the notice is delivered unless the notice specifies a later effective date.  If a resignation is made effective at a later date and the Corporation accepts the future effective date, the Board may fill the pending vacancy before the effective date if the Board provides that the successor does not take office until the effective date.

Section 5.5.                      Chair, President and Chief Executive Officer.  The Chair, President and Chief Executive Officer shall be, subject to the control of the Board, in general charge of the affairs of the Corporation and perform such other duties as the Code by By-Laws or the Board may prescribe.  He or she shall also preside at all meetings of shareholders and directors and shall discharge all the duties which devolve upon a presiding officer., In addition, the Chair, President and Chief Executive Officer shall have all of the powers and duties as usually pertain to such a position, including the power to make and sign contracts and agreements in the name of and on behalf of the Corporation and supervisory powers over all other officers of the Corporation.

Section 5.6.                      Chief Financial Officer.  The Chief Financial Officer shall be the financial officer of the Corporation; shall have charge and custody of, and be responsible for, all funds of the Corporation, and deposit all such funds in the name of the Corporation in such banks, trust companies or other depositories as shall be selected by the Board; shall receive, and give receipts for, monies due and payable to the Corporation from any source whatsoever; and, in general, shall perform all the duties incident to the office of Treasurer and such other duties as this Code of By-Laws provides or as may, from time to time, be assigned by the Board.

Section 5.7.                      The Vice-Presidents.  Each Vice-President (if one or more Vice-Presidents be elected or appointed) shall have such powers and perform such duties as this Code of By-Laws provides or as the Chair, President and Chief Executive Officer, from time to time, prescribe or delegate to him or her.

Section 5.8.                      The Secretary.  The Secretary shall prepare or cause to be prepared the minutes of the meetings of the shareholders and of the Board; shall see that all notices are duly given in accordance with the provisions of the Code of By-Laws and as required by law; shall be custodian and responsible for the authentication of the records; and, in general, shall perform all duties incident to the office of Secretary and such other duties as this Code of By-Laws provides or as may, from time to time, be assigned by the Board.

Section 5.9.                      Delegation of Authority.  In case of the absence of any officer of the Corporation, or for any other reason that the Board may deem sufficient, the Board may delegate the powers or duties of such officer to any other officer, for the time being, provided a majority of the entire Board concurs therein.

Section 5.10.                                Salaries.  The salaries of the executive officers shall be fixed, from time to time, by the Board and the salaries of the other officers shall be reviewed by the Compensation and Benefits Committee.  No officer shall be prevented from receiving such salary by reason of the fact he is also a director of the Corporation.

ARTICLE 6
Negotiable Instruments, Deeds, Contracts and Shares

Section 6.1.                      Execution of Negotiable Instruments.  All checks, drafts, notes, bonds, bills of exchange and orders for the payment of money of the Corporation shall, unless otherwise directed by the Board, or unless otherwise required by law, be signed by the Treasurer and one other officer, or such other officers or employees as may be directed by the Chair, President and Chief Executive Officer.

Section 6.2.                      Execution of Deeds, Contracts, Etc.  All deeds and mortgages made by the Corporation and other material written contracts and agreements into which the Corporation enters other than transactions in the ordinary course of business shall, unless otherwise directed by the Board or required by law, be executed in its name by any authorized officer of the Corporation, signing singly, and, when necessary or required, shall be duly attested by the Secretary or Assistant Secretary.  Written contracts and agreements in the ordinary course of business operations may be executed by any officer or employee of the Corporation designated by the Chief Financial Officer to execute such contracts and agreements.

Section 6.3.                      Endorsement of Stock Certificates.  Subject always to the further orders and directions of the Board, any share or shares of stock issued by any other corporation and owned by the Corporation (including retired shares of stock of the Corporation) may, for sale or transfer, be endorsed in the name of the Corporation by the Chair, President and Chief Executive Officer and  the Secretary.

Section 6.4.                      Voting of Stock Owned by Corporation.  Subject always to the further orders and directions of the Board, any share or shares of stock issued by any other corporation and owned or controlled by the Corporation may be voted at any shareholder's meeting of such other Corporation by the Chair, President and Chief Executive Officer of the Corporation or, in his or her  absence, by the Secretary of the Corporation.  Whenever, in the judgment of the Chair, President  and Chief Executive Officer, it is desirable for the Corporation to execute a proxy or give a shareholder's consent in respect to any share or shares of stock issued by any other corporation and owned by the Corporation, such proxy or consent shall be executed in the name of the Corporation and shall be attested by the Secretary of the Corporation.  Any person or persons designated in the manner above stated as the proxy or proxies of the Corporation shall have the full right, power, and authority to vote the share or shares of stock issued by such other corporation and owned by the Corporation the same as such share or shares might be voted by the Corporation.

ARTICLE 7
Provisions for Regulation of Business
and Conduct of Affairs of Corporation

Section 7.1.                      Contracts.  Any contract or other transaction between the Corporation and one or more of its directors, or between the Corporation and any firm of which one or more of its directors are members or employees, or in which they are interested, or between the Corporation and any corporation or association of which one or more of its directors are shareholders, members, directors, officers, or employees, or in which they are interested, shall be valid for all purposes, notwithstanding the presence of such director or directors at the meeting of the Board of the Corporation which acts upon, or in reference to, such contract or transaction, and notwithstanding his or their participation in such action, if the fact of such interest shall be disclosed or known to the Board and the Board shall, nevertheless, authorize, approve, and ratify such contract or transaction by a vote of a majority of the directors on the Board who have no direct or indirect interest in the contract or transaction or, if all directors have such an interest, then by a vote of a majority of the directors.  If a majority of such directors vote to authorize, approve or ratify such contract or transaction, a quorum is deemed to be present for purposes of taking such action.  This Section shall not be construed to invalidate any contract or other transaction which would otherwise be valid under the common and statutory law applicable thereto.

Section 7.2.                      Indemnification.

(a)           Definitions.  Terms defined in Chapter 37 of the Act (IND. CODE §§ 23-1-37, et seq.) which are used in this Article 7 shall have the same definitions for purposes of this Article 7 as they have in such chapter of the Act.

(b)           Indemnification of Directors and Officers.  The Corporation shall indemnify any individual who is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, partner or trustee of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise whether or not for profit, against liability and expenses, including attorneys fees, incurred by him or her in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and whether formal or informal, in which he or she is made or threatened to be made a party by reason of being or having been in any such capacity, or arising out of his status as such, except (i) in the case of any action, suit, or proceeding terminated by judgment, order, or conviction, in relation to matters as to which he or she is adjudged to have breached or failed to perform the duties of his office and the breach or failure to perform constituted willful misconduct or recklessness; and (ii) in any other situation, in relation to matters as to which it is found by a majority of a committee composed of all directors not involved in the matter in controversy (whether or not a quorum) that the person breached or failed to perform the duties of his office and the breach or failure to perform constituted willful misconduct or recklessness.  The Corporation may pay for or reimburse reasonable expenses incurred by a director or officer in defending any action, suit, or proceeding in advance of the final disposition thereof upon receipt of (i) a written affirmation of the director's or officer's good faith belief that such director or officer has met the standard of conduct prescribed by Indiana law; and (ii) an undertaking of the director or officer to repay the amount paid by the Corporation if it is ultimately determined that the director or officer is not entitled to indemnification by the Corporation.

(c)           Other Employees or Agents of the Corporation.  The Corporation may, in the discretion of the Board, fully or partially provide the same rights of indemnification and reimbursement as herein above provided for directors and officers of the Corporation to other individuals who are or were employees or agents of the Corporation or who are or were serving at the request of the Corporation as employees or agents of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise whether or not for profit.

(d)           Non-exclusive Provision.  The indemnification authorized under this Section 7.2 is in addition to all rights to indemnification granted by Chapter 37 of the Act (IND. CODE §§ 23-1-37, et seq.) and in no way limits the indemnification provisions of such Chapter.

ARTICLE 8
Amendments

Section 8.1.                      In General.  The powers to make, alter, amend or repeal this Code of Bylaws is vested exclusively in the Board, but an affirmative vote of a majority of the number of directors in office at the time of such vote shall be necessary to effect any alteration, amendment or repeal of this Code of Bylaws.